Exhibit 3.89

ARTICLES OF INCORPORATION

OF

BURLINGTON COAT FACTORY REALTY OF RIVER OAKS, INC.

Filed July 3, 1997, George H. Ryan, Secretary of State Expedited July 3, 1997

1. The corporate name for the corporation (hereinafter called the “corporation”) is BURLINGTON COAT FACTORY REALTY OF RIVER OAKS, INC.

2. The Initial Registered Agent is United Corporate Services, Inc. The Initial Registered Office is 801 Adlai Stevenson Drive, Springfield, IL 62703 (Sangamon County).

3. This corporation is formed to engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law of the State of Illinois.

4. The number of shares which the corporation is authorized to issue is one thousand, all of which are of a par value of one dollar each and are of the same class and are to be Common shares. The number of shares proposed to be issued is 10. The consideration to be received therefor is $1,000.00

The preferences, qualifications, limitations, restrictions and special or relative rights in respect of the shares of each class are: (If not sufficient space to cover this point, add one or more sheets of this size.)

8. Name(s) and Address(es) of Incorporators. The undersigned incorporator(s) hereby declare(s), under penalties of perjury, that the statements made in the foregoing Articles of Incorporation are true.

Dated May 24, 2001

NAME	ADDRESS
Ray A. Barr	10 Bank Street, Suite 560
White Plains, NY 10606

/s/ Ray A. Barr

FEE SCHEDULE

The initial franchise tax is assessed at the rate of 15/100 of 1 percent ($1.50 per $1,000) on the paid-in capital represented in this state, with a minimum of $25 and a maximum of $1,000,000.

The filing fee is $75.

The minimum total due (franchise tax + filing fee) is $100.

(Applies when the Consideration to be Received as set forth in Item 4 does not exceed $16,667)

The Department of Business Services in Springfield will provide assistance in calculating the total fees if necessary.

Illinois Secretary of State	Springfield, IL 62756
Department of Business Services	Telephone (217) 782-6961

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